Exhibit 10(mm)

EXECUTION COPY

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is made and entered into as of the Effective Date (as such term is defined below) by and between United Rentals, Inc. (“URI”) (URI and its subsidiaries, parents and other affiliates are referred to collectively as the “Company”), and Kenneth Dewitt (“Employee”). The purpose of this Agreement is to memorialize URI's offer to provide Employee with the severance pay and benefits described in Section 2 below in consideration for the promises and undertakings by Employee as set forth herein. This Agreement shall become effective as described in Section 10 below, provided that it is executed and delivered no later than the time and date set forth in Section 9 below.

1.    Separation of Employment. Employee agrees that Employee's last day of employment with the Company was November 16, 2011 (the “Separation Date”).

2.    Consideration. Although, in the absence of this Agreement, URI is not required to make any severance payments to Employee, URI, in exchange for Employee's execution and delivery of this Agreement, shall provide Employee with the following: (a) 52 weeks (the “Severance Period”) of pay at a rate of $6,057.70 per week, paid in two-week increments in accordance with URI's regular payroll schedule and procedures, subject to applicable withholdings; (b) a payment of $191,730.00 (paid at a rate of $3,687.12 per week for 52 weeks), paid in two-week increments in accordance with URI's regular payroll schedule and procedures, subject to applicable withholdings; and (c) URI-paid medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the duration of 18 months, provided that Employee is actively enrolled in the Company's medical and dental plans as of the Separation Date, provided that Employee makes a timely COBRA election to continue such medical and dental coverage, and provided further that URI may require Employee to pay any or all of the cost of such COBRA coverage from and after the date, if any, that Employee obtains alternate coverage from a new employer. Employee understands that this URI-paid COBRA coverage is subject to applicable withholdings. Employee agrees to promptly inform URI if Employee becomes eligible for medical and/or dental coverage from a new employer prior to the end of the Severance Period. The payments described above shall commence as soon as practicable following the Effective Date, but no earlier than the sixtieth (60th) day after the Separation Date, and regarding the payments described in Section 2(a) and 2(b) above, the first of such payments shall be equal to the amounts that would have been paid had payments begun immediately after the Separation Date.

3.    No Admission of Liability. The fact that URI is offering this Agreement to Employee should not be understood as an admission of liability or fault by URI or any of the other “Released Parties” (as defined below) or that any of the Released Parties has violated Employee's rights (or the rights of anyone else), any statute or law, or breached any duty or obligation in any manner whatsoever.

4.    Release and other Promises. The intent of this Section is to secure Employee's promise not to sue the Company, or any individual or entity connected with the Company or any of the other Released Parties, for any harm Employee may claim to have suffered in connection with Employee's employment or the termination of Employee's employment. Accordingly, in exchange for the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee (on his/her own behalf and on behalf of his/her dependents, heirs, executors, trustees and administrators (and his/her and their legal representatives of every kind)) hereby agrees as follows:

(a)
Release. Employee hereby releases and forever discharges URI, its respective direct and indirect parents, affiliates, subsidiaries and benefit plans, and each such entities' present and former and/or future “Representatives” (as defined below), as well as any predecessors, future successors or assigns or estates of any of the foregoing (hereinafter collectively referred to as the “Released Parties”), from any and all liabilities, causes of action, suits, proceedings, agreements, promises, damages, disputes, controversies, contentions, grievances, differences, judgments, debts, claims and demands of any kind whatsoever, both in law and in equity, known or unknown, fixed or contingent, asserted or unasserted, that are capable of being released by private agreement (hereinafter collectively referred to as the “Claims”), and which (i) Employee may have or claim to have based upon or in any way related to Employee's employment or termination of employment with the Company, or (ii) otherwise involve facts that occurred on or prior to the date that Employee signed this Agreement. For purposes of this Agreement, “Representatives” shall mean officers, employees, directors, stockholders, agents, partners, managers, plan administrators, financial and legal advisors, insurers, fiduciaries, present or prospective lenders or investors, in their individual and/or representative capacities.

Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1871; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay); the Age Discrimination in Employment Act of 1967, as amended by the Older Workers' Benefit Protection Act of 1990; and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment, each as amended. This includes but is not limited to any and all Claims growing out of any legal restrictions on the Company's right to terminate its employees, including specifically the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”). Such released Claims also include, without limitation, any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program arising under any Company policy, procedure, or employee benefit plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorney's fees and costs. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive Employee's right to enforce this Agreement in a court of competent jurisdiction or file a charge with a government agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such charge.

(b)
    Release of Claims Under the Age Discrimination in Employment Act of 1967, as amended. The Claims released by Employee pursuant to Section 4 also include any and all Claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers' Benefit Protection Act of 1990.

(c)
Remedy for Breach of Promises. If Employee commences, continues, joins in, or in any other manner attempts to assert any Claim released herein against the Released Parties, or otherwise breaches the promises made in this Agreement or the Employment Agreement (as defined below), Employee shall reimburse the Released Parties for all attorneys' fees incurred by the Released Parties in defending against such a Claim and URI shall have a right to the return of all amounts paid and the value of all benefits provided to Employee pursuant to this Agreement, and to cease furnishing to Employee any further payments and benefits described in this Agreement; provided that this right of return of such amounts and the cessation of payment of further amounts and benefits is without prejudice to the Released Parties' other rights hereunder, including any right to the general release of any and all Claims against the Released Parties.

(d)
Representations; Covenant Not to Sue. Employee hereby agrees, represents and warrants to URI that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the other Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Agreement, (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties, and (D) Employee will not, and hereby waives Employee's right to, initiate or participate in any putative or certified class, collective or multi-party action/proceeding against any of the Released Parties. In addition, Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself/herself or any third party of a Claim against any of the Released Parties based upon or relating to any Claim released by Employee in this Agreement. Without limitation of the foregoing, Employee hereby gives up Employee's right to receive any financial benefit, including monetary recovery and/or reinstatement, from any lawsuit, action or settlement related to any Claim released pursuant to Section 4(a) hereof, whether the lawsuit or action is filed or the settlement is reached by Employee or anyone else.

(e)
Continued Confidentiality Obligation. In consideration of the foregoing, from the date hereof forward, Employee will not, directly or indirectly, use or disclose the Company's trade secrets or other Confidential Information. For purposes of this Agreement, “Confidential Information” means information which is valuable to the Company and not generally known to the public, and includes, but is not limited to:     business, strategic and marketing plans and forecasts, and the past results of such plans and forecasts;    business, pricing and management methods;    employee handbooks, operations manuals and best practices memoranda;     finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions;     names of, arrangements with, or other information relating to, the Company's customers, equipment suppliers, manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company;     technical information, work product and know-how; cost, operating, and other management information systems, and other software and programming; the name of any company or business, any part of which is or at any time was a candidate for potential acquisition by the Company, together with all analyses and other information which the Company has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company's business, assets, financial results or prospects; and the Company's trade secrets (note that some of the information listed above may also be a trade secret). Further, this Agreement is confidential and Employee shall not disclose the Agreement's existence or terms to anyone except for Employee's spouse, attorneys or financial advisors, or except as required by law or if necessary in order to enforce this Agreement.

(f)
Nondisparagement. Employee hereby covenants and promises not to make any disparaging remarks or statements, orally or in writing, and regardless of whether or not such remarks or statements are truthful, nor take any actions, which (i) in any way could disparage the Company or any of the other Released Parties, or which could harm the reputation and/or goodwill of the Company or any of the other Released Parties, or (ii) in any way, directly or indirectly, could cause or encourage or condone the making of such statements or the taking of such actions by anyone else. Employee further agrees to refrain from any conduct, activity, or conversation which is intended to, or does, interfere with or disparage the relationships between the Company, and its customers, suppliers, shareholders, financiers, or others.

(g)
Cooperation with the Company. Employee hereby agrees that Employee shall fully cooperate and assist the Company in any investigation or litigation or other dispute in which the Company is involved and regarding which the Employee has or may have information. Such cooperation and assistance shall be provided at a time and in a manner which is mutually agreeable to Employee and the Company, and may include tasks such as, but not limited to, participating in telephone interviews, providing documents or other materials, executing affidavits or declarations, submitting to depositions, providing testimony and generally cooperating with the Company in defending its position with reference to the litigation or other disputed matter. Employee will be reimbursed in accordance with the Company's expense reimbursement policy for any reasonable out-of-pocket expenses Employee may incur in fulfilling Employee's obligations under this subparagraph.

(h)
Continued Effect of Restrictive Covenants. Nothing contained herein shall adversely affect or impair the Company's right to enforce any of the restrictive covenants or other post-employment obligations contained in the employment agreement between the Company and Employee, dated April 1, 2008 (the “Employment Agreement”). Employee agrees that Employee's post-employment obligations under the Employment Agreement shall remain in effect and enforceable in accordance with the terms of the Employment Agreement and Employee hereby reaffirms those obligations. Notwithstanding the forgoing, the consideration described in Section 2 above discharges any obligation of the Company to provide Employee with any payments that may be described within the Employment Agreement, and Employee has no right to any such payments now or in the future.

5.    Acknowledgments. By signing this Agreement below, Employee hereby acknowledges as follows:

(a)
Sufficiency of Consideration. The payments and benefits received by Employee pursuant to Section 2 of this Agreement in exchange for the release contained in Section 4 and the other promises contained in this Agreement, are greater in value than anything else which Employee may have otherwise been entitled under any other agreement or Company separation, benefit or compensation policy if Employee did not execute this Agreement;

(b)
No Other Wages or Benefits Due. Except as described in this Agreement, Employee has been paid all wages and attendant benefits due Employee from the Company in consideration of the services Employee rendered while employed by the Company, including, but not limited to, vacation pay, sick or disability pay, overtime pay, holiday pay, expense reimbursement, bonuses, and any and all monetary or other benefits that are or were due Employee pursuant to any agreement or the policies of the Company in effect prior to the Separation Date. Employee affirms that Employee has no claim to, or interest in, any option/stock grants or LTIP units, or other equity or incentive compensation. (The provisions of this Section 5(b) shall not apply to any option/stock grants, or portions thereof, that were fully vested as of the Separation Date). Employee furthermore affirms that Employee has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any applicable federal or state law, that Employee has not filed or caused to be filed any Claim related to such leave and that no basis for a Claim related thereto exists;

(c)
Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between Employee and the Company regarding the subject matter hereto and, as such, fully supersedes any and all prior agreements or understandings between Employee and the Company pertaining to the subject matter addressed in this Agreement; provided, that, this Agreement shall not supersede, replace, or otherwise affect in any manner, the restrictive covenant provisions or other post-employment obligations, including, without limitation, the non-competition provisions, contained in the Employment Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire understanding between Employee and the Company. In agreeing to the terms of this Agreement, Employee is not relying upon any written or oral promise or representation made to Employee by any employee or representative of the Company, other than the promises contained herein. This Agreement may not be amended, superseded, cancelled or terminated other than in writing signed by both Employee and URI or its attorney or other designated representative; and

(d)
Tax Liability. Employee agrees and acknowledges that Employee is solely liable and responsible for any taxes of any kind that result from this Agreement or the payments and benefits provided hereunder.

(e)
Repayment of Amounts Owed to the Company. Employee agrees and acknowledges that the payments described in Section 2 may be reduced by any amount Employee owes to the Company including, but not limited to: overdrawn sick or vacation time; overpaid salary or commissions; outstanding loans, advances or relocation benefits; and personal expenses charged to the Company.

6.    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted; provided, however, that if Employee is declared entitled to litigate any Claims settled by the terms of this Agreement by a court of competent jurisdiction as designated below, then Employee shall remit to URI the payments made and the value of the benefits provided to Employee pursuant to this Agreement prior to and as a condition precedent to the commencement or continuation of any proceedings related to such Claims.

7.    Return of Company Property. Employee shall promptly return to the Company all property of the Company that Employee may have in Employee's possession, custody or control, including, but not limited to, all written and electronic copies of any reports; records; documents; customer lists; customer pricing information; customer files or records; customer contracts; calendars; customer contact information (including the name or other identifying information of any customer of the Company or its affiliates), software, door and file keys, computer access codes or disks, employee handbooks or manuals, written financial information, business plans, all recordings, all electronic mail or other physical or personal property (including all copies and photocopies thereof) prepared or obtained by Employee, or which came into Employee's possession during Employee's employment with the Company. Additionally, Employee hereby promises not to retain any copies, duplicates, reproductions or excerpts of any of the above information and Employee hereby agrees that Employee is under a continuing obligation to return all property of the Company and all copies thereof and if, in the event that subsequent to the signing of this Agreement Employee becomes aware of any Company property in Employee's possession, custody or control, Employee will return such property to the Company immediately and will not retain any copies. Upon return of all Company property, and at the Company's request, Employee agrees to sign an affidavit acknowledging and representing that Employee has returned all Company property as required by this Section 7.

8.    Choice of Law; Forum; Attorney's Fees. This Agreement shall be governed by the laws of the State of Connecticut, without regard to its conflict of laws principles. The interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by the state or federal courts sitting in Connecticut, and such courts are hereby granted exclusive jurisdiction for such purpose. In the event any Party hereto institutes any proceeding against any other Party with respect to any controversy or matter arising out of this Agreement, the prevailing Party shall be entitled to recover from the nonprevailing Party such prevailing Party's reasonable attorneys' fees and costs incurred in connection with any such proceeding. URI AND THE EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

9.    Opportunity For Review; Miscellaneous. Employee represents and warrants that Employee (A) has had at least 21 days to consider this Agreement, (B) has read this Agreement, (C) understands all the terms and conditions hereof, (D) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (E) has entered into this Agreement of Employee's own free will and volition, (F) has duly executed and delivered this Agreement, (G) understands that Employee is responsible for Employee's own attorneys' fees and costs, (H) has had the opportunity to review this Agreement with counsel, (I) understands that Employee has been given an opportunity to review this Agreement before signing the Agreement and that if Employee does not sign and deliver this Agreement within 52 days of the Separation Date, URI shall have no obligation to enter into this Agreement, Employee shall not be entitled to receive the payments and benefits provided for hereunder, and the Separation Date shall be unaltered; and (J) understands this Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms. Employee has been and is hereby advised to consult an attorney and any other advisor of Employee's choice prior to signing this Agreement. This Agreement may be executed by facsimile and/or in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

10.    Effective Date and Revocation. This Agreement shall become effective on the 8th day following the date Employee signs this Agreement (the “Effective Date”). Employee may revoke this Agreement to the terms hereof at any time during the 7 day period immediately following the date of Employee's signature below by delivering written notice of Employee's revocation to URI. In the event of such revocation, Employee shall not receive and shall not be entitled to receive the Consideration described in Section 2 above.

11.    Section 409A of the Code. The Company makes no representations regarding the tax implications of the compensation, payments and benefits to be paid to Employee under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code. Employee is advised to consult with a tax attorney/advisor regarding the tax implications of signing this Agreement.

SIGNATURES ON FOLLOWING PAGE

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS AT LEAST 21 CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL 21 CALENDAR DAY REVIEW PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

ACCEPTED AND AGREED
United Rentals, Inc.

/s/ Kenneth Dewitt                By:     /s/ Craig Pintoff
Kenneth Dewitt
Title:     SVP - HR

Dated: November 29, 2011            Dated:    December 15, 2011